EXHIBIT 99
[LOGO]	FOR IMMEDIATE RELEASE CONTACT: CONWAY G. IVY SENIOR VICE PRESIDENT, CORPORATE PLANNING AND DEVELOPMENT 216-566-2102
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W.,
Cleveland, Ohio 44115 — (216) 566-2140
CLEVELAND, OHIO, January 17, 2006 – Based on stronger than anticipated preliminary sales and earnings results, The Sherwin-Williams Company (NYSE: SHW) is updating its expectations previously given on October 25, 2005 for the fourth quarter and year ended December 31, 2005. Based on preliminary results, diluted net income per common share for the fourth quarter is expected to be in the range of $.53 to $.55 per share compared to the October guidance of $.41 to $.49 per share. The expected increase in fourth quarter diluted net income per common share over the earlier guidance for the quarter resulted from an additional $.18 to $.20 per share from anticipated improvement in operating performance that was partially offset by $.10 per share due to an asset impairment charge. For the full year 2005, diluted net income per common share is expected to be in the range of $3.26 to $3.28 per share versus the October guidance of $3.15 to $3.23 per share. The Company reported diluted net income per common share of $.57 per share in the fourth quarter 2004 and $2.72 per share for the year 2004. Fourth quarter 2004 results were favorably impacted by approximately $.08 per share related to the reduction in the 2004 annual effective tax rate.
     Consolidated net sales increased 14.1% in the fourth quarter versus previous expectations of a mid-single digit increase. Sales for the full year 2005 improved to $7.19 billion from $6.11 billion in 2004, an increase of 17.6% compared to previous expectations in the mid-to-high teens. The effect of acquisitions on sales was negligible in the fourth quarter of 2005 and increased consolidated net sales $373.0 million, or 6.1%, in the full year 2005. On a preliminary basis, gross profit as a percent to net sales declined to approximately 42.5% in the full year 2005 from 44.2% in 2004 due primarily to raw material cost increases and asset impairment charge partially offset by price increases and better factory utilization resulting from higher volume. The fourth quarter asset impairment charge was due to an anticipated reduction in the Company’s business at a major retailer beginning in 2006. Gross profit less SG&A expenses in the full year is expected to increase approximately $100 million, or 15.8%, over 2004 resulting in a flat-to-slightly-down percentage to net sales. Net income for the full year 2005 is expected to increase approximately 17.2% over 2004 and remain flat as a percentage of net sales compared to 2004. This is due primarily to improved operations, acquisitions and a lower annual effective tax rate partially offset by the asset impairment charge, increased provisions for environmental matters and a loss on the disposition of the majority interest in a joint venture in China.

     The Company will announce its full financial results for the fourth quarter and year ended December 31, 2005 on Thursday, January 26, 2006 followed by a conference call to discuss its financial results at 11:00 a.m. ET. During this conference call, the Company will provide its outlook for the first quarter and full year 2006 which will include an additional recorded expense relating to stock options. The conference call will be webcast simultaneously. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the January 26th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 8, 2006 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.